Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Forms S-3 No. 333-238230 and No. 333-270126) of Alector, Inc.,

(2) Registration Statement (Forms S-8 No. 333-229548, No. 333-237369, No. 333-253524, No. 333-262990, No. 333-270111 and No. 333-277407) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Alector, Inc., and

(3) Registration Statement (Forms S-8 No. 333-261968 and No. 333-267597) pertaining to the 2022 Inducement Equity Incentive Plan of Alector, Inc.;

of our reports dated February 26, 2025, with respect to the consolidated financial statements of Alector, Inc. and the effectiveness of internal control over financial reporting of Alector, Inc. included in this Annual Report (Form 10-K) of Alector, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

San Mateo, California

February 26, 2025